NEWS RELEASE	FOR IMMEDIATE RELEASE
	CONTACT:	Mark G. Meikle
William M. Watson, Jr.
(540) 342-1831

ROANOKE ELECTRIC STEEL CORPORATION
REPORTS RECORD SALES AND THIRD QUARTER RESULTS

          ROANOKE, Virginia, August 26, 2004 -- Roanoke Electric Steel Corporation (Nasdaq: RESC) today reported net earnings for the third quarter ended July 31, 2004, of $7,757,545, compared to a net loss of $319,569 in the third quarter last year. Basic earnings per share for the quarter were $.71 ($.70 diluted), compared to basic loss per share of $.03 ($.03 diluted) in the 2003 third quarter. Sales for the quarter were a record $129,443,989, up 57% from sales of $82,285,245 for the same period last year.

          For the nine months ended July 31, 2004, the Company reported net earnings of $14,513,277, compared to a net loss of $3,925,688 for the same period last year. Basic earnings per share were $1.33 ($1.32 diluted), compared to basic loss per share of $.36 ($.36 diluted) last year. Sales for the nine months of 2004 were $335,649,021, a 52% increase from sales of $220,490,923 for the same period last year.

          Donald G. Smith, Chairman and CEO, and T. Joe Crawford, President and COO, stated:

"We are very pleased to report that for the sixth consecutive quarter our per share results have improved. Revenues for the quarter were the highest of any quarter in the history of our Company. The increase in revenues was attributable to improved selling prices and shipments of most products as demand continued to be strong. The increase in revenues and rising capacity utilization has helped the Company achieve the highest quarterly earnings per share since the fourth quarter of 1997. We have managed well in a rapidly rising cost and price environment, enabling us to maintain our profit margins while continuing to offer competitive prices on our products.
"The quarter's results reflect the volatile nature of today's domestic steel industry as the Company and the steel industry continue to attempt to cope with the unpredictable prices of scrap, the Company's principal raw material. Our mills and melt shops continue to be busy and we are working near capacity. The second furnace and caster, which was restarted in early June at our Roanoke facility, has helped us increase our steel output in order to meet the increased demand we are experiencing."

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Consolidated Statements of Earnings (Loss)

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2004	2003	2004	2003
Sales	$129,443,989	$82,285,245	$335,649,021	$220,490,923
Cost of sales	103,505,946	76,028,790	281,490,908	206,884,930
Gross earnings	25,938,043	6,256,455	54,158,113	13,605,993
Other operating expenses	13,012,073	6,792,753	29,982,337	19,780,691
Earnings (loss) before income taxes
and cumulative effect of change
in accounting principle	12,925,970	(536,298)	24,175,776	(6,174,698)
Income tax expense (benefit)	5,168,425	(216,729)	9,662,499	(2,477,420)
Earnings (loss) before cumulative
effect of change in
accounting principle	7,757,545	(319,569)	14,513,277	(3,697,278)
Cumulative effect of change
in accounting principle	- - -	- - -	- - -	(228,410)
Net earnings (loss)	$7,757,545	$(319,569)	$14,513,277	$(3,925,688)

Earnings (loss) per share of
common stock:

Earnings (loss) before cumulative
effect of change in accounting
principle:

Basic	$0.71	$(0.03)	$1.33	$(0.34)
Diluted	$0.70	$(0.03)	$1.32	$(0.34)

Cumulative effect of change in
accounting principle:

Basic	- - -	- - -	- - -	(0.02)
Diluted	- - -	- - -	- - -	(0.02)
Net earnings (loss) per share of
common stock:

Basic	$0.71	$(0.03)	$1.33	$(0.36)
Diluted	$0.70	$(0.03)	$1.32	$(0.36)

Cash dividends per share of
common stock	$0.10	$0.05	$0.25	$0.15

Weighted average number of
common shares outstanding:

Basic	10,958,009	10,937,683	10,943,266	10,941,084
Diluted	11,045,557	10,937,683	11,014,517	10,945,119

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          This release contains various forward-looking statements which represent the Company's expectations or beliefs concerning future events. In accordance with the safe harbor provisions of the securities laws regarding such statements, the Company notes that a variety of factors, including economic and industry conditions, availability and prices of utilities, supplies and raw materials, prices of steel products, foreign and domestic competition, trade policies affecting imports and exports, governmental regulations, interest rates, inflation, labor relations, environmental concerns and compliance issues and other matters, could cause actual results and experience to differ materially from those expressed in the forward-looking statements.

           Roanoke Electric Steel Corporation has steel manufacturing facilities in Roanoke, Virginia and Huntington, West Virginia, producing angles, rounds, flats, channels, beams, special sections and billets, which are sold to steel service centers, fabricators, original equipment manufacturers and other steel producers. Five subsidiaries are involved in various steel-related activities, consisting of scrap processing and bar joist, reinforcing bar and truck trailer beam fabrication.

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